Exhibit 10.6

Atlantic Bancshares, Inc.
PO Box 3077
Bluffton, South Carolina 29910

        This letter agreement (“Letter Agreement”) by and between Atlantic Bancshares, Inc., a South Carolina corporation (“Atlantic”), and Regional Bankshares, Inc., a South Carolina corporation (“Regional”), is to confirm the parties’ agreement with respect to certain issues related to the Regional’s withdrawal from a cooperative effort (the “Organizational Effort”) initiated on or around October 1, 2004 with a group of individuals (the “Organizers”) to form, raise capital for, and operate Atlantic Community Bank, a South Carolina state bank (proposed) (the “Bank”). This Letter Agreement is effective as of June 1, 2005 (“Effective Date”), whether or not it is executed by the parties on or after that date. The Organizers and Regional have assigned certain rights and responsibilities with respect to the Organizational Effort they may have possessed to Atlantic by means of an Assignment and Assumption Agreement, dated as of May 31, 2005, a copy of which is attached hereto as Attachment “A”.

        As of the Effective Date of this Letter Agreement, the parties acknowledge that: (i) the Organizers and Regional participated in the Organizational Effort; (ii) on or around April 2005, Regional informed the Organizers that Regional wished to terminate its participation and to withdraw from the Organizational Effort; (iii) certain amounts are due and owing to Regional from the Organizers related to costs incurred in the formation and organization of the Bank; (iv) certain other amounts identified by Regional as related to the formation and organization of the Bank are in dispute; and (v) the parties wish to resolve all issues related to the appropriation of expenses and other issues between the parties in a manner that is fair and reasonable to each party.

        Accordingly, in consideration of the promises herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     Regional agrees to accept an amount equal to $200,000 from Atlantic as full and final payment for those amounts identified in Attachment “B” to this Letter Agreement which is generally described as expenses related to the organization and formation of Atlantic. Regional agrees to pay the amounts due to all the third parties referenced in Attachment B. Atlantic shall also pay Regional $10,803.39 for the June and July rent for the Sherington Park office, the June payments for Mr. Trask’s automobile lease and automobile insurance. In the event that any additional expense which was incurred before June 1, 2005 is discovered, it shall be paid by Regional if authorized by Regional or Mr. Sears, Mr. Tyner or an agent or employee (other than Mr. Trask) of Regional, otherwise it shall be paid by Atlantic.

2.     Regional, for itself, its executives, successors and assigns, as well as for others who may or do have an interest in this matter, hereby assigns any and right, title, interest and/or claim of ownership or right to use related to the items identified in Attachment “C” to Atlantic. Regional also agrees to use best efforts to take any action necessary to effectuate the assignment and/or transfer of rights, interests, claims and/ownership related, including but not limited to, the items identified in Attachment C to Atlantic.

3.     Regional agrees not to criticize or disparage Atlantic or take any action that may impair Atlantic’s organizational effort to form the Bank, including but not limited to (i) the Bank’s application for deposit insurance with the FDIC; (ii) the Bank’s application for a charter as a state bank with the South Carolina Board of Financial Institutions; and (iii) Atlantic’s registration of its public offering of shares of Atlantic common stock with the SEC. Regional also agrees not to make any public comment regarding its withdrawal from the Organizational Effort with regards to items (i) through (iii) of this paragraph 3. No disclosure or action required by securities or other laws shall be deemed to violate this paragraph.

4.     Regional, on behalf of itself and its officers, directors, employees, and agents (the “Regional Releasors”), hereby releases and forever discharges Atlantic and each and all of its affiliates, organizers, directors, employees, agents, successors and assignees from and against all claims, demands, damages, obligations, and causes of action that any of the Regional Releasors may have as of the Effective Date of this Letter Agreement that pertain to, are related to, or arise out of the Organizational Effort, other than the obligations created hereunder, including but not limited to, the items identified in Attachments B and C. Atlantic, on behalf of itself and its officers, directors, employees, and agents (the “Atlantic Releasors”), hereby releases and forever discharges Regional and each and all of its affiliates, organizers, directors, employees, agents, successors and assignees from and against all claims, demands, damages, obligations, and causes of action that any of the Atlantic Releasors may have as of the Effective Date of this Letter Agreement that pertain to, are related to, or arise out of the Organizational Effort, other than the obligations created hereunder, including but not limited to, the items identified in Attachments B and C.

5.     Regional Releasors agree to indemnify and hold harmless Atlantic against any loss, costs, damages, expenses (including attorneys’ fees), or other liability claimed or imposed upon Atlantic by reason of any third person or entity claiming to have an interest in the Organizational Effort, or claiming to be an assignee of any of the claims or causes of action contemplated above or referenced in Attachments B and/or C.

6.     Regional agrees and acknowledges that its obligations under this Letter Agreement in general (and under paragraphs 1 through 5 in particular) are unique and that any breach or threatened breach of its obligations under this Letter Agreement may result in irreparable harm and substantial damages to Atlantic. Accordingly, in the event of a breach or threatened breach by Regional of these obligations, Atlantic shall have the right, in addition to exercising any other remedies at law or equity which may be available to it under this Letter Agreement or otherwise, to obtain ex parte, preliminary, interlocutory, temporary or permanent injunctive relief, specific performance and other equitable remedies in any court of competent jurisdiction, to prevent Regional from violating such provision or provisions and/or to prevent the continuance of any violation thereof, together with an award or judgment for any and all damages, losses, liabilities, expenses and costs incurred by Atlantic as a result of such breach or threatened breach. Each party agrees and acknowledges that if the other party takes legal action to enforce any of its rights under this Letter Agreement, the prevailing party shall be entitled, in addition to an award of damages and equitable relief, to recover from the other party its reasonable attorneys’ fees and costs incurred in that action.

7.     On June 30, 2005, Atlantic shall issue payment of $200,000 plus the rent and lease payment described in paragraph 1 above to Regional and Regional shall assign its interest in all items listed on Attachment C to Atlantic.

8.     Atlantic agrees to assume sole responsibility and liability for and hold Regional harmless from further liability for all items listed on Attachment C as of the date such item is assigned by Regional to Atlantic.

9.     The parties mutually agree to use best efforts to effectuate the transfer of the Organizational Effort from Regional to Atlantic in as orderly and economically a manner as possible. The parties agree to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the terms of this Letter Agreement and consummate the transactions contemplated hereby. Failure by either party to cooperate in this endeavor shall be considered a material breach of the Letter Agreement.

10.     The parties agree to keep the terms of this Letter Agreement confidential, except that Atlantic shall have the right to disclose the terms of this Letter Agreement to its current and prospective lenders, investors and professional advisors and any governmental or regulatory authority in conjunction with Atlantic’s applications for deposit insurance with the FDIC and for charter as a state bank with the South Carolina Board of Financial Institutions that have a specific need to know and are informed of their obligation to keep this Letter Agreement confidential. A party may disclose the terms of this Letter Agreement to other third parties only upon the consent of the other party, such consent not to be unreasonably withheld, or the party is compelled or required to disclose the terms of this Letter Agreement by law or by process of law, providing the disclosing party promptly, and prior to the required disclosure, provides the other party with written notice of the disclosure that is required by law.

11.     Neither party shall be liable for special, indirect, incidental, consequential or punitive damages relating to any claims resulting from the subject matter of this Letter Agreement. This Letter Agreement shall be governed by the laws of the state of South Carolina. This Letter Agreement may be executed by the parties in one or more counterparts, each of which when so executed shall be an original and all such counterparts shall constitute one and the same instrument.

12.     The terms of this Letter Agreement (including Attachments A, B, and C hereto) form the complete and exclusive agreement and constitute the entire understanding between Atlantic and Regional regarding the subject matter hereof, and neither party shall be bound by any term, condition, statement, warranty or representation, oral or written, not contained herein. The parties have read this Letter Agreement, and each acknowledges that it is entering into this Letter Agreement not acting in reliance upon any representation made by the other party or any person or entity affiliated in any way with the other party.

13.     The parties expressly represent and warrant that they have the authority to execute this Letter Agreement and effectuate the settlement specified herein.

14.     This paragraphs of this Letter Agreement are intended to be severable. If any term, covenant, condition or provision of this Letter Agreement is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining paragraphs of this Letter Agreement.

Sincerely,

ATLANTIC BANCSHARES, INC.

/s/ Robert P. Trask
Robert P. Trask, Chief Executive Officer

Agreed to and acknowledged by:

REGIONAL BANKSHARES, INC.

/s/ Curtis A. Tyner
Curtis A. Tyner, Sr., Chief Executive Officer

ATTACHMENT “A”

Assignment and Assumption Agreement dated May 31, 2005

ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement (this “Agreement”) is made effective as of the 31st day of May, 2005, by and between Gary C. Davis, David B. Meeder, Dennis M. Monts, Frederick Anthony Nimmer, III, Gosnold G. Segars, Robyn J. Shirley, Mark S. Simpson, Brian J. Smith, Robert P. Trask, Curtis A. Tyner, Sr., Allen B. Ward, Edgar L. Woods, and Regional Bankshares, Inc. (collectively, the “Assignors”) and Atlantic Bancshares, Inc., a South Carolina corporation (“Assignee).

W I T N E S S E T H

        WHEREAS, Assignors undertook a cooperative effort initiated on or around October 1, 2004 for the purposes of creating a state bank in Bluffton, South Carolina (the “Organizational Effort”) and in furtherance of that Organizational Effort the Assignors have entered into certain leases, contracts, agreements, and tenant security deposits and have acquired certain assets, which they now desire to transfer and convey to Assignee, and Assignee desires to assume all of the obligations of Assignors thereunder as of the date hereof.

        NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

        1.     Assignment. Effective as of the date hereof, Assignors do hereby assign, transfer and convey unto Assignee all of Assignor’s right, title and interest in and to: (a) that certain leases, all occupancy agreements, or other agreements conveying or permitting occupancy or possession of the real property and improvements thereon at 1 Sherington Park, Bluffton, South Carolina; (b) all of Assignors’ right, title and interest in and to all those contracts and agreements entered into by the Assignors, relating to the Organizational Effort, including but not limited to those contracts pertaining to the real property and improvements; (c) all tenant security deposits, if any, pertaining to the real property and improvements; and (d) any other remaining rights or obligations relating to the Organizational Effort not previously referenced as well as any and all other assets owned by Assignee (all of the above listed in (a) through (d) referred to as the “Assumed Assets”). The original documentation of these Assumed Assets have or simultaneously with the execution of this Agreement shall be delivered to Assignee to the extent the same are in the possession and control of Assignors as of the date hereof.

        2.     Acceptance and Assumption. Effective from and after the date hereof, Assignee does hereby accept the assignment, transfer and conveyance of Assignors’ right, title and interest in and to the Assumed Assets and does hereby assume each and every one of Assignor’s obligations and liabilities. Assignee acknowledges that the Assumed Assets represent all of the Assignors’ rights and obligations relating to the Organizational Effort as of May 31, 2005.

        3.     Liability Under Assumed Assets. Assignee acknowledges and agrees that from and after the date hereof, Assignors are and shall be relieved of any and all liability of any nature whatsoever with regard to the Assumed Assets, whether accrued prior to the date of this Agreement, or not, and Assignee further acknowledges and agrees that Assignors shall have no further liabilities or obligations with respect to the Assumed Assets for any loss, cost or damage arising in any way with regard to the Assumed Assets. Assignee agrees to use its best efforts to secure the written release of Assignors from any lease assigned hereby. Assignee shall hold Assignors harmless from any and all obligations and liabilities on account of the Assumed Assets arising on or after June 1, 2005. It is the intent of the parties hereto that Assignors transfer all of their right, title and interest in and to each and every one of the Assumed Assets.

        4.     Governing Law/Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina and may not be amended or modified except by written instrument signed by the parties hereto.

        5.     Tenant Notices. Assignee acknowledges and agrees that immediately after execution of this Agreement shall provide all tenants pursuant to the leases with notice of this assignment in writing, in accordance with the laws of the State of South Carolina.

        IN WITNESS WHEREOF, the parties have caused their duly-authorized representatives to execute this Agreement as of the day and year first above written.

ASSIGNEE:

ATLANTIC BANCSHARES, INC.

By: /s/ Robert P. Trask
Robert P. Trask
Its: Chief Executive Officer
[Corporate Seal]

ASSIGNORS:

By: /s/ Gary C. Davis (SEAL)
Gary C. Davis

By: /s/ David B. Meeder (SEAL)
David B. Meeder

By: /s/ Dennis M. Monts (SEAL)
Dennis M. Monts

2

By: /s/ Frederick Anthony Nimmer, III (SEAL)
Frederick Anthony Nimmer, III

By: /s/ Gosnold G. Segars (SEAL)
Gosnold G. Segars

By: /s/ Robyn J. Shirley (SEAL)
Robyn J. Shirley

By: /s/ Mark S. Simpson (SEAL)
Mark S. Simpson

By: /s/ Brian J. Smith (SEAL)
Brian J. Smith

By: /s/ Robert P. Trask (SEAL)
Robert P. Trask

By: /s/ Curtis A. Tyner, Sr. (SEAL)
Curtis A. Tyner, Sr.

By: /s/ Allen B. Ward (SEAL)
Allen B. Ward

By: /s/ Edgar L. Woods (SEAL)
Edgar L. Woods

REGIONAL BANKSAHRES, INC.

By: /s/ Curtis A. Tyner, Sr.(SEAL)
Curtis A. Tyner, Sr.
CEO and President

3

ATTACHMENT “B”

Expenses Associated with Proposed Atlantic Community Bank
10/1/04-05/31/05

Building Related Expenses
7 months Lease (Carolina Partners)	$32,630.44
Keenan & Suggs (Property Insurance)	$121.00
Palmetto Electric (3 months + hookup)	$870.00
Pamela Sewell (interior design)	$1,500.00
Paul Davis (builder)	$75,000.00
Paul Davis (anticipated refund)	$(25,000.00)
Security Technology Services	$11,827.50
Security Technology Services (anticipated refund)	$(10,824.25)
Total	$86,124.69

Robert Trask Expenses
Salary & Benefits	$82,033.35
Credit Card (Bankcard Center)	$12,377.22
Automobile Lease (LA Leasing)	$3,298.00
Automobile Taxes & Insurance	$2,474.55
Robert Trask (reimbursed expenses/phone, etc.)	$1,562.55
Bankers Bank Workshop	$300.00
Total	$101,745.67

Other Administrative
Financial Solutions (compliance consulting)	$500.00
Clarence Fleming (Patent Attorney)Name	$2,505.50
Finnegan Henderson (Attorney)Name	$1,291.98
Haynesworth Sinkler Boyd (Securities Attorneys)	$56,203.50
Jeff Smith (Advertising)	$215.00
Low Country Newspaper (Advertising)	$83.46
Robyn Shirley	$55.66
SC Bankers Association	$800.00
SC Bankers Association (anticipated refund)	$(800.00)
SC State Board of Financial Institutions	$10,000.00
Ratewatch (market rate reports)	$1,110.00
Total	$71,965.10

Grand Total	$259,835.46

ATTACHMENT “C”

Items to be assigned from Regional Bankshares, Inc. to
Atlantic Bancshares, Inc.

o	Real Estate Lease with Carolina Partners, 1 Sherington Park
o	Trademark Application for trademark “Atlantic Community Bank”
o	Automobile Lease with LA Leasing
o	Applications to charter a bank and for insurance of deposits filed with the South Carolina State Board of Financial Institutions and FDIC
o	All tangible and intangible assets of the Organizational Effort